Exhibit 33.36

American Rebel Holdings, Inc. (NASDAQ: AREB) Highlights Key Strategic Expansion Initiatives Following Successful Board Meeting and Investor Engagement at Mar-a-Lago

Nashville, TN, May 01, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Light Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), highlights key strategic decisions reaffirmed and ratified during its board meeting and investor dinner held April 29, 2025, at Mar-a-Lago in West Palm Beach, FL.

The gathering followed the Company’s unprecedented success as the title sponsor of the American Rebel Light NHRA 4-Wide Nationals April 25 – 27 at the Charlotte Motor Speedway; and brought together senior company management, board members, potential investors, and strategic partners; including Matt Hagan, 4-time World Champion NHRA Funny Car driver and American Rebel Light Beer brand ambassador, and Mark Elenowitz, Managing Director of Digital Offering, a pioneer in Regulation A+ IPOs and offerings.

“The Mar-a-Lago event brought together our leadership, potential investors and key partners for a forward-looking conversation on how to best scale our vision,” said Andy Ross. “With the guidance of capital market and investment banking industry leaders like Mark Elenowitz and the passion of brand ambassadors and true American Rebels like Matt Hagan, we are more confident than ever in our ability to grow American Rebel into a household name among patriotic Americans.”

Reflecting on the Mar-a-Lago event, Ross added, “The setting at Mar-a-Lago was the perfect venue for these types of strategic business discussions. Surrounded by esteemed investors and partners, the atmosphere was both inspiring and conducive to aligning our vision for American Rebel Holdings as America’s next big success story.”

American Rebel Light Beer: Acceleration of National Expansion

American Rebel management reported to the board that American Rebel Light Beer is expanding its distribution footprint at a rapid pace and that management was seeking guidance from the board to further accelerate its nation-wide rollout, seizing on market momentum and opportunity. The board endorsed accelerating the nation-wide rollout as a priority to establish American Rebel Light as the next national premium domestic light lager beer. American Rebel management expects to have several announcements of the addition of new states to its distribution network over the next few weeks.

Strategic Growth and Market Positioning of America’s Fastest Growing Beer

American Rebel Light Beer is rapidly expanding its distribution, and management is seeking to accelerate its nationwide rollout. The board fully supports this expansion as a priority to position the beer as a national premium brand. Additionally, the board reaffirmed the company’s targeted distributor expansion plan for the remainder of 2025 and discussed allocating additional resources to fully capitalize on relationships and opportunities within motor sports.

Motor Sports: A High-Impact Opportunity for American Rebel

Motor sports present a significant opportunity for American Rebel Beverages and American Rebel Light Beer to increase brand visibility and consumer engagement. With a passionate fan base and high-profile events, motor sports provide an ideal platform for marketing and sponsorship initiatives. Leveraging strategic partnerships within the industry, American Rebel Light Beer can establish itself as a preferred beverage among racing enthusiasts, teams, and event attendees.

Portfolio Expansion of America’s Patriotic Brand: Acquisition and Licensing Opportunities

American Rebel’s board encouraged management to continue evaluating potential acquisitions that could enhance the company’s enterprise value and expand the reach of America’s Patriotic Brand. CEO Andy Ross has frequently expressed his vision of broadening the American Rebel product line beyond beverages, envisioning a future where the brand encompasses grills, knives, tools, motor oil, and other complementary products. His goal is to create a household name synonymous with rugged American spirit, where consumers instinctively choose American Rebel-branded products for everyday needs.

As America’s Patriotic Brand, we are actively evaluating several licensing categories and acquisition opportunities that align with our brand, mission, and strategic growth plans. By identifying partnerships that reinforce our core values and extend our product offerings, we aim to build a portfolio of trusted American Rebel products that resonate with our customers. “I want Susie to go up to mom and say ‘Mom, what’s Dad want for Father’s Day’ and she says, ‘Honey, anything with American Rebel on it,” said Andy Ross.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers. For more information follow American Rebel Beer on all social media platforms (@americanrebelbeer).

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com and americanrebelbeer.com. For investor information, visit americanrebelbeer.com/investor-relations.

American Rebel Holdings, Inc.

info@americanrebel.com

ir@americanrebel.com

Media Contact:

Matt Sheldon

Matt@PrecisionPR.co

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our strategic planning, marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.